UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 29, 2009

Adams Golf, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33978	75-2320087
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2801 E. Plano Pkwy, Plano, Texas	75074
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:   (972) 673-9000

________________________________________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

     On October 29, 2009, Adams Golf, Inc., a Delaware corporation (the "Company"), entered into a Memorandum of Understanding (the "Memorandum of Understanding") to settle and resolve a stockholder class action lawsuit initially filed in June 1999 against the Company, certain of its current and former officers and directors, and the three underwriters in the Company's initial public offering (the "IPO"). As previously disclosed, the operative complaint alleged that the Company's prospectus, which became effective on July 9, 1998 in connection with the Company's IPO, was false and misleading. The litigation is pending in the United States District Court for the District of Delaware. Pursuant to the Memorandum of Understanding and subject to certain conditions, the settling parties have agreed to promptly sign and submit a formal, binding stipulation of settlement to the Court to resolve this matter against all defendants. The settlement will provide for a payment to the class of $16.5 million, of which the Company has agreed to contribute $5.0 million. The settlement will also release the Company from its agreement to indemnify the three underwriters in the Company's IPO.

     The $5.0 million that the Company agreed to contribute as a part of the settlement represents the insurance layer between $15 million and $20 million on the Company's then existing directors' and officers' liability insurance program. The Company contracted with Zurich American Insurance Company ("Zurich") to provide this $5 million coverage during the period in which the class action lawsuit was filed. As previously disclosed, Zurich has denied coverage on the class action lawsuit by alleging that it was not timely notified of the class action lawsuit. The Company has filed a complaint against Zurich concerning its denial of coverage and against its former insurance broker, Thilman & Filipini, LLC ("T&F"), asserting various causes of action arising out of T&F's alleged failure to notify Zurich of the class action lawsuit. In accordance with the Memorandum of Understanding, the settlement will provide that if the Company recovers from Zurich or T&F, the Company will pay the first $1.25 million of such recovery, net of fees and expenses, to the class action lawsuit plaintiffs.

     The Company expects to incur a $5.0 million charge in the quarter ended September 30, 2009, associated with the settlement.

     According to the Memorandum of Understanding, if the owners of a certain amount of the outstanding shares issued in the IPO opt out of the class, the Company or the individual defendants may terminate the settlement. The class action settlement is also subject to preliminary and, following notice to class members, final approval by the United States District Court for the District of Delaware, and any appeal that may be initiated.

Forward-looking statements.

     This Item 1.01 contains "forward-looking statements" made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The statements include, but are not limited to, statements regarding our ability to formally settle the class action lawsuit and statements using terminology such as "may," "will," "expect," "intend," "estimate," "anticipate," "plan," "seek," "inevitably," "appears," or "believe." Such statements reflect the current view of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described herein.

     Except as required by federal securities laws, the Company undertakes no obligation to publicly update or revise any written or oral forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the applicable cautionary statements.

Item 7.01. Regulation FD Disclosure.

     The Company elects to disclose the information contained in the press release furnished as Exhibit 99.1 hereto through Form 8-K pursuant to Regulation FD.

Item 9.01. Financial Statements and Exhibits.

     (d)     Exhibits.

Exhibit No.	Description of Exhibit
99.1	Press Release dated November 3, 2009.

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Adams Golf, Inc. (Registrant)
November 3, 2009 (Date)	/s/ PAMELA J. HIGH Pamela J. High Interim Chief Financial Officer

INDEX OF EXHIBITS

Exhibit No.	Description of Exhibit
99.1	Press Release dated November 3, 2009.